Exhibit 10.6

SENTI BIOSCIENCES, INC.

December 27, 2018

Tim Lu

Re: Offer of Employment

Dear Tim:

As you are aware, you had previously been providing services to Senti Biosciences, Inc. (the “Company”) pursuant to the Consulting Agreement entered into with the Company, dated July 1, 2016 (the “Consulting Agreement”). The Company is pleased to now offer you employment as the Company’s Chief Executive Officer (“CEO”) on the terms and conditions set forth in this letter agreement (the “Agreement”).

1. Commencement of Employment. Your employment with the Company as CEO commenced February 9, 2018, and this Agreement shall become effective on December 24, 2018 (the “Effective Date”).

2. Duties. As CEO, you will be responsible for the general management of the affairs of the Company and will report to the Board of Directors (the “Board”). You shall devote your best efforts and full business time, skill and attention to the performance of your duties. You will also be expected to adhere to the general employment policies and practices of the Company that may be in effect from time to time, except that when the terms of this Agreement conflict with the Company’s general employment policies or practices, this Agreement will control. You will work out of the Company’s offices in South San Francisco, California. The Company may change your position, duties, work location and compensation from time to time in its discretion, subject to the terms and conditions set forth herein.

3. Salary. You will be paid an annual base salary of $400,000, less applicable deductions and withholdings, to be paid in accordance with the Company’s payroll practices, as may be in effect from time to time. Your base salary shall be reviewed annually by the Company’s Board of Directors (the “Board”), commencing in January 2019, and may be adjusted by the Company after each such review after discussions between the Company and you.

4.	Benefits.

(a) Vacation, Holiday, and Sick Time. You shall be entitled to paid vacation, holidays, and sick days in accordance with the Company’s normal policies in effect from time to time.

Tim Lu

December 27, 2018

(b) Benefit Plans. Subject to any contribution generally required of employees of the Company, commencing on the Effective Date, you shall be entitled to participate in any and all employee benefit plans from time to time in effect for full-time executive employees of the Company. Such participation shall be subject to: (i) the terms of the applicable plan documents; and (ii) generally applicable Company policies. Additional information regarding these benefits is available for your review upon request. The Company may, from time to time, change these benefits in its discretion.

(c) Signing Bonus. The Company will pay you a signing bonus of $168,333.33 on or prior to December 31, 2018.

5. Equity. The Company had previously issued to you 8,100,000 shares of the Company’s Common Stock (the “Shares”) pursuant to that certain Restricted Stock Purchase Agreement, dated July 1, 2016 (the “Stock Agreement”). The Shares will continue to be subject to the provisions of the Stock Agreement including, without limitation, provisions relating to accelerated vesting of the Shares upon certain events. You are eligible to receive additional equity under any equity award plan the Company adopts in the future.

6. Annual Performance Bonus. Each year, you will be eligible to earn an annual performance bonus with an annual target amount of up to 40% of your annual base salary, less applicable payroll deductions and withholdings, during the applicable bonus year (the “Annual Bonus”). For the avoidance of doubt, your annual performance bonus for 2018 will be determined by reference to the base salary specified in Section 3 and not by reference to your compensation prior to the Effective Date. Whether you receive such a bonus, and the amount of any such bonus, shall be determined by the Board in its sole discretion, and shall be based upon achievement of performance objectives to be determined by the Company at the beginning of each calendar year (after consultation with you) and the Company’s attainment of goals with such goals as determined annually by the Board. No amount of the Annual Bonus is guaranteed, and you must be an employee on the Annual Bonus payment date in order to earn an Annual Bonus. Therefore, subject to Section 8(c) of this Agreement, if your employment is terminated either by you or the Company for any reason prior to the bonus being paid, you will not have earned the bonus and no partial or prorated bonus will be paid. The Annual Bonus, if earned, will be paid 90 days following the completion of the applicable bonus year.

7. Expenses. The Company shall pay or reimburse you for all reasonable business expenses incurred or paid by you in connection with your employment by the Company in accordance with the Company’s policies in effect from time to time.

8. At Will Employment; Severance Benefits.

Tim Lu

December 27, 2018

(a) At-Will Employment. Your employment with the Company will be “at- will.” This means that either you or Company may terminate your employment at any time, with or without Cause (as defined herein), and with or without advance notice. Upon termination of your employment for any reason, the Company shall pay you all earned but unpaid salary, all earned and unpaid bonus payments, and all accrued but unused vacation earned by you through and including the employment termination date, subject to required payroll deductions, in accordance with governing law. You will not be eligible to receive any Severance Benefits, except as expressly provided in this Agreement.

(b) Termination For Cause; Death; Disability; Resignation Without Good Reason. If, at any time, the Company terminates your employment for Cause, or if either party terminates your employment as a result of your death or disability, or if you resign without Good Reason (as defined herein), you will receive your base salary accrued through your last day of employment, as well as any unused vacation accrued through your last day of employment. Under these circumstances, you will not be entitled to any other form of compensation from the Company, including any Severance Benefits (as defined herein).

(c) Termination Without Cause or Resignation for Good Reason. If, at any time: (i) the Company terminates your employment without Cause, or you resign for Good Reason, provided such termination or resignation constitutes a Separation from Service (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”); and (ii) you are providing services as CEO as of the Separation from Service date; then subject to your compliance with the terms of this Agreement, the Company will provide you with the following severance benefits (the “Severance Benefits”):

(i) Cash Severance. You will receive cash severance equal to twelve (12) months of your then current base salary as of the Separation from Service date (the “Cash Severance”). The Cash Severance will be paid in equal installments on the Company’s regular payroll schedule and will be subject to applicable tax withholdings over the period outlined above following the date of your termination date, provided, however, that no payments will be made prior to the 60th day following your Separation from Service and in accordance with Section 8(c)(iv) of this Agreement.

(ii) Bonus Severance. You will receive an additional cash severance payment, less applicable deductions and withholdings, equal to the amount of your target annual bonus for the calendar year in which your employment is terminated pursuant to Section 6 of this Agreement, prorated based on the number of days in which your employment termination occurred and if such termination occurs after the applicable bonus year but before the bonus payment date, you will receive your full target bonus for the applicable year (the “Bonus Severance”). The Bonus Severance will be paid in a lump sum pursuant to Section 8(c)(iv) of this Agreement.

Tim Lu

December 27, 2018

(iii) COBRA Severance. If you timely elect continued coverage under COBRA, the Company will continue to pay the cost of your health care coverage in effect at the time of your employment termination for a maximum of twelve (12) months (the “COBRA Severance”). The Company’s obligation to pay the COBRA Severance on your behalf will cease if you obtain health care coverage from another source (e.g., a new employer or spouse’s benefit plan), unless otherwise prohibited by applicable law. Notwithstanding the above, if the Company determines in its sole discretion that it cannot provide the foregoing COBRA Severance without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to you a taxable monthly payment in an amount equal to the monthly COBRA premium that you would be required to pay to continue your group health coverage in effect on the date of your termination (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made on the last day of each month regardless of whether you elect COBRA continuation coverage and shall end on the earlier of (x) the date upon which you obtain other employment or (y) the last day of the third calendar month following your Separation from Service date.

(iv) Payment Timing. On the 60th day following your Separation from Service, the Company will pay you in a lump sum the Cash Severance, Bonus Severance, and other Severance Benefits that you would have received on or prior to such date under the original schedule but for the delay while waiting for the 60th day in compliance with Code Section 409A and the effectiveness of the Release (as defined herein), with the balance of the Cash Severance and other Severance Benefits being paid as originally scheduled.

(d) Termination Without Cause or Resignation for Good Reason in Connection with a Change in Control. If: (i) the Company consummates a Change in Control (as defined herein); and (ii) your employment is terminated by the Company without Cause (as defined herein) or if you resign from the Company for Good Reason (as defined herein), in either case within three (3) months before a Change in Control or within twelve (12) months after a Change in Control; then effective as of your employment termination date, 100% of your then remaining unvested Shares shall become fully vested (the “Accelerated Vesting”).

(e) Conditions to Receipt of Severance. Your receipt of the Severance Benefits and Accelerated Vesting under Sections 8(c) and 8(d) of this Agreement is conditioned upon: (i) you continuing to comply with your obligations under your Confidential Information and Inventions Agreement; and (ii) you delivering to the Company an effective, general release of claims in favor of the Company substantially in the form attached hereto as Exhibit A (the “Release”) within the applicable time period set forth therein.

9.	Definitions.

(a) “Cause” Definition. For purposes of this letter, “Cause” shall mean the occurrence of any of the following: (a) your material breach of this Agreement, (b) any act (other than retirement) or omission by you which has a material and adverse effect on the Company’s business, or on your ability to perform services for the Company, including, without limitation, the commission of any crime (other than minor traffic violations), or (c) your material misconduct or material neglect of your duties in connection with the business or affairs of the Company; provided, however, that before terminating your employment for Cause, the Company will: (i) provide you with 30 days’ advance written notice with the event specifically set forth in the notice and the opportunity to cure the event (if curable); (ii) provide you with a reasonable opportunity to present your case to the Board; and (iii) require that the Board determine, by majority vote, whether your employment should be terminated for Cause.

Tim Lu

December 27, 2018

(b) “Change of Control” Definition. For purposes of this letter, “Change of Control” shall mean the closing of: (i) a sale of all or substantially all of the assets of the Company; (ii) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, continue to hold a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; or (iii) a stock tender or a merger, consolidation or similar event pursuant to a transaction or series of related transactions in which a third party (which term shall include a current stockholder) acquires more than fifty percent (50%) of the equity voting securities of the Company outstanding immediately prior to the consummation of such transaction or series of related transactions, and the shareholders of the Company do not retain a majority of the equity voting securities of the surviving entity, other than (a) a merger, conversion or other transaction the principal goal of which is to change the jurisdiction of incorporation of the Company, or (b) an equity security financing for the account of the Company in which capital stock of the Company is sold to one or more institutional investors.

(c) “Good Reason” Definition. For purposes of this letter, “Good Reason” shall mean your termination of your own employment because of any of the following: (i) the Company’s breach of any one or more of the material provisions of this Agreement; (ii) a material reduction by the Company of your annual base salary, unless you consent to such reduction or unless such reduction is applied equally, as a percentage of base salary, to all senior executives of the Company; (iii) a relocation of the Company’s location such that your one-way commute as of the Effective Date increases by more than 35 miles; or (iv) a material adverse change in your duties, authority, or responsibilities relative to your duties, authority, or responsibilities in effect immediately prior to such reduction (other than a change in title and provided that a change in title, reporting lines or position in connection with a Change of Control (as defined herein) will not, in itself, be deemed to be a change in duties, authority or responsibility); provided, however, that any such termination by you shall only be deemed for Good Reason pursuant to this definition if: (1) you give the Company written notice of your intent to terminate for Good Reason within ninety (90) days following the first occurrence of the condition(s) that you believe constitute(s) Good Reason, which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); and (3) you voluntarily terminate your employment within thirty (30) days following the end of the Cure Period.

Tim Lu

December 27, 2018

10. Section 409A. It is intended that all of the severance benefits and other payments payable under this letter satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this letter will be construed to the greatest extent possible as consistent with those provisions. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), your right to receive any installment payments under this letter (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this letter, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to you prior to the earliest of (i) the expiration of the six-month period measured from the date of your Separation from Service with the Company, (ii) the date of your death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to you, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred.

11. Confidentiality and Intellectual Property Obligations; Obligations with respect to Massachusetts Institute of Technology. As condition of your employment, you must sign and abide by the Company’s standard form of Confidential Information and Inventions Agreement, a copy of which is attached hereto as Exhibit B. You represent and agree that the execution, delivery and performance of this Agreement, including the Confidential Information and Inventions Agreement, does not and will not conflict with any other agreement, policy or rule of the Massachusetts Institute of Technology (the “Institution”) or any other third party applicable to you. You represent to the Company and agree as follows:

(a) you have not disclosed to the Company any information that you are or were required to keep secret pursuant to an existing confidentiality agreement with the Institution or any other third party,

(b) you have not used the funding, resources or facilities of the Institution or any other third party in your service to the Company,

(c) you have not performed your services to the Company in any manner that would give the Institution or any other third party rights to any intellectual property created in connection with such services,

(d) you agree not to do or facilitate any of the acts described in (a), (b) or (c) above,

(e) you are currently on professional leave from the Institution,

(f) attached hereto as Exhibit C are the Institution’s policies regarding Intellectual Property, and you agree to provide the Company with immediate notice of any changes by the Institution to such policies, and

Tim Lu

December 27, 2018

(g) you agree not to change your status with the Institution to a status that could reasonably be expected to require a greater commitment of your professional time than the “professional leave” status you have as of the Effective Date without the prior written consent of the Board, which shall not be unreasonably withheld. You may cease providing services to the Institution and commence providing services to another institution of higher education; provided, however, that you may not commence a status requiring a greater commitment of your professional time than the “professional leave” status you have with the Institution as of the Effective Date without the prior written consent of the Board, which shall not be unreasonably withheld.

12. Arbitration. To ensure the timely and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, your employment, or the termination of your employment, including but not limited to statutory claims, will be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in San Francisco, California, conducted by JAMS, Inc. (“JAMS”) under the then-applicable JAMS rules (available at the following web address: http://www.jamsadr.com/rulesclauses, and which will be provided to you on request). By agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. You will have the right to be represented by legal counsel at any arbitration proceeding. In addition, all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to an action or claim brought in court pursuant to the California Private Attorneys General Act of 2004, as amended. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required of you if the dispute were decided in a court of law. Nothing in this letter is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

Tim Lu

December 27, 2018

13. Termination of Consulting Agreement. Upon your written acceptance of this Agreement, you and the Company agree that your consulting relationship with the Company and the Consulting Agreement will immediately terminate, regardless of any notice provisions set forth in the Consulting Agreement, which are hereby waived. You hereby acknowledge that you have been paid all amounts for all time worked and received all compensation and benefits owed to you under your previous Consulting Agreement, and that upon your written acceptance of this Agreement, your entitlement to any compensation or any other payment or benefit under your previous Consulting Agreement shall be terminated and shall have no further force and effect.

14. Miscellaneous. This Agreement, including its exhibits, is the complete and exclusive statement of all of the terms and conditions of your employment with the Company, and supersedes and replaces any and all prior agreements or representations with regard to the subject matter hereof, whether written or oral. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified, amended or extended except in a writing signed by you and a duly authorized member of the Board. This Agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company, and our respective successors, assigns, heirs, executors and administrators, except that you may not assign any of your duties or rights hereunder without the express written consent of the Company. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced as if such invalid, illegal or unenforceable provisions had never been contained herein. This Agreement and the terms of your employment with the Company shall be governed in all aspects by the laws of the State of California.

If you have any questions about this Agreement, please do not hesitate to call me.

Best regards,

Senti Biosciences, Inc.

/s/ Edward Mathers
Edward Mathers
Board of Directors

Accepted and agreed:

/s/ Timothy Lu
Timothy Lu, M.D., Ph.D.

Date: 12/27/2018